Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form F-4 of our reports dated March 7, 2012 and March 5, 2010 related to the consolidated financial statements of China Information Technology, Inc. and subsidiaries for the years ended December 31, 2011 and 2009. Such reports appear in Annex C which is attached to this proxy statement/prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado

July 13, 2012